                                                                   EXHIBIT 10.41

                                                       *  Confidential Treatment
                                                          Requested


                      STOCK AND ASSET PURCHASE AGREEMENT

                                 by and among

                   BRADLEY C. BURGESS and JAMES W. SCHLESING

                           as "Individual Sellers,"

                             J. ROBERT WHITE, JR.,

                            as "New Mexico Seller,"

                   CBS INVESTMENT REALTY OF CALIFORNIA, INC.

                            as "Corporate Seller,"

                        KOLL MANAGEMENT SERVICES, INC.,

                                  as "Buyer,"

                                      and

                 CBS INVESTMENT REALTY OF NEW MEXICO, INC. and

                          CBS INVESTMENT REALTY, INC.

                         as the "Companies" being sold

                             Dated:  March 4, 1995

                               TABLE OF CONTENTS

                                                                                        Page
ARTICLE I         PURCHASE AND SALE OF STOCK AND ASSETS..............................    2
            1.1   Transfer of Stock..................................................    2
            1.2   Transfer of Assets.................................................    2
            1.3   Consideration......................................................    2
            1.4   Adjustments to Purchase Price......................................    3
            1.5   Assumption of Liabilities of Corporate Seller......................    6
            1.6   Covenant Not to Compete............................................    6
            1.7   Excluded Assets....................................................    8

ARTICLE II        CLOSING............................................................    8
            2.1   Closing............................................................    8
            2.2   Documents to be Delivered..........................................    9
            2.3   Transfer Taxes.....................................................   10
            2.4   Prorations.........................................................   10
            2.5   Employment.........................................................   10

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANIES........   11
            3.1   Organization and Qualification.....................................   11

                                      -i-

            3.2   Capitalization.....................................................   11
            3.3   Ownership of Shares................................................   11
            3.4   Title to Assets....................................................   12
            3.5   Authorization......................................................   12
            3.6   No Conflict or Violation...........................................   12
            3.7   Consents and Approvals.............................................   13
            3.8   Financial Statements...............................................   13
            3.9   Books and Records..................................................   13
            3.10  Litigation.........................................................   14
            3.11  Compliance with Law................................................   14
            3.12  Permits............................................................   14
            3.13  Liabilities........................................................   14
            3.14  Labor Matters......................................................   15
            3.15  Benefit Arrangements...............................................   15
            3.16  Brokers and Finders................................................   15
            3.17  No Other Agreements to Sell........................................   15
            3.18  Material Misstatements or Omissions................................   16

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF BUYER............................   16
            4.1   Organization of Buyer..............................................   16
            4.2   Authorization......................................................   16
            4.3   Brokerage/Finders Fees.............................................   16

                                     -ii-

            4.4   No Conflict or Violation...........................................   16
            4.5   Financial Statements...............................................   17

ARTICLE V         ACTIONS BY SELLERS, THE COMPANIES AND BUYER PRIOR TO THE CLOSING...   17
            5.1   Maintenance of Business............................................   17
            5.2   Investigation by Buyer.............................................   17
            5.3   Notification of Certain Matters....................................   17

ARTICLE VI        CONDITIONS TO SELLERS' OBLIGATIONS.................................   18
            6.1   Representations, Warranties and Covenants..........................   18
            6.2   No Governmental Proceeding or Litigation...........................   18
            6.3   Waiver by Sellers..................................................   18

ARTICLE VII       CONDITIONS TO BUYER'S OBLIGATIONS..................................   18
            7.1   Representations, Warranties and Covenants..........................   18
            7.2   No Governmental Proceeding or Litigation...........................   19
            7.3   Waiver by Buyer....................................................   19

ARTICLE VIII      INDEMNIFICATION....................................................   19
            8.1   Survival of Representations, Etc...................................   19
            8.2   Indemnification....................................................   19

ARTICLE IX        MISCELLANEOUS......................................................   21

                                     -iii-

            9.1   Termination........................................................   21
            9.2   Assignment.........................................................   22
            9.3   Notices............................................................   22
            9.4   Choice of Law......................................................   23
            9.5   Entire Agreement; Amendments and Waivers...........................   23
            9.6   Counterparts.......................................................   24
            9.7   Invalidity.........................................................   24
            9.8   Headings...........................................................   24
            9.9   Further Assurances.................................................   24
            9.10  Expenses...........................................................   24
            9.11  Attorneys Fees.....................................................   24
            9.12  Publicity..........................................................   24
            9.13  Confidential Information...........................................   25
            9.14  Post-Closing Covenants.............................................   25
            9.15  Access to Records; Cooperation.....................................   26
            9.16  Advisory Board.....................................................   26
            9.17  Miscellaneous......................................................   27

ARTICLE X         DEFINITIONS........................................................   27
           10.1   Advisory Board.....................................................   27
           10.2   Affiliate..........................................................   27
           10.3   Agreement..........................................................   28

           10.4   Assets.............................................................   28
           10.5   Benefit Arrangements...............................................   28
           10.6   Buyer..............................................................   28
           10.7   Buyer Financial Statements.........................................   28
           10.8   Calculation Year...................................................   28
           10.9   CBS Agreements.....................................................   28
           10.10  CBS-Arizona........................................................   28
           10.11  CBS-California.....................................................   28
           10.12  CBS-New Mexico.....................................................   28
           10.13  CBS Division.......................................................   28
           10.14  CBS Financial Statements...........................................   28
           10.15  Closing............................................................   28
           10.16  Closing Date.......................................................   28
           10.17  Companies..........................................................   29
           10.18  Corporate Seller...................................................   29
           10.19  Damages............................................................   29
           10.20  Down Payment Note..................................................   29
           10.21  Effective Date.....................................................   29
           10.22  Existing Client; Existing Clients..................................   29
           10.23  Existing Brokerage Agreement and Existing Brokerage Agreements.....   29
           10.24  Existing Management Agreement; Existing Management Agreements......   29

           10.25  Individual Sellers; Seller.........................................   29
           10.26  Installment Notes..................................................   29
           10.27  Installment Payment................................................   29
           10.28  January Financial Statements.......................................   29
           10.29  Letter of Credit-Down Payment Note.................................   29
           10.30  Letters of Credit-Installment Notes................................   29
           10.31  Limitation Percentage..............................................   29
           10.32  Net Operating Income...............................................   29
           10.33  Net Operating Loss.................................................   29
           10.34  New Mexico Seller..................................................   29
           10.35  Operating Budget...................................................   29
           10.36  Operating Expenses.................................................   30
           10.37  Purchase Price.....................................................   30
           10.38  Representative.....................................................   30
           10.39  Revenues...........................................................   30
           10.40  Sellers............................................................   30
           10.41  Stock..............................................................   30

SIGNATURE PAGES......................................................................  30-31

EXHIBIT "A"       EXISTING CLIENTS
EXHIBIT "B-1"     EXISTING MANAGEMENT AGREEMENTS
EXHIBIT "B-2"     EXISTING BROKERAGE AGREEMENTS
EXHIBIT "B-3"     CBS-ARIZONA AND NEW MEXICO AGREEMENTS
EXHIBIT "C"       PERSONAL PROPERTY LEASES, FINANCING ARRANGEMENTS

                                     -vi-

                   AND REAL PROPERTY LEASES
EXHIBIT "D"       CORPORATE SELLER ASSETS
EXHIBIT "E"       CORPORATE SELLER LIABILITIES
EXHIBIT "F-1"     DOWN PAYMENT PROMISSORY NOTE
EXHIBIT "F-2"     INSTALLMENT PROMISSORY NOTE
EXHIBIT "G"       LETTER OF CREDIT
EXHIBIT "H"       SELLER GUARANTIES
EXHIBIT "I"       INTENTIONALLY OMITTED
EXHIBIT "J"       EMPLOYEES
EXHIBIT "K"       DISCLOSURE SCHEDULE
EXHIBIT "L-1"     CBS FINANCIAL STATEMENTS
EXHIBIT "L-2"     JANUARY FINANCIAL STATEMENTS
EXHIBIT "M"       1995 BUDGET
EXHIBIT "N"       BENEFIT ARRANGEMENTS
EXHIBIT "O"       BUYER FINANCIAL STATEMENTS

                       STOCK AND ASSET PURCHASE AGREEMENT
                       ----------------------------------

__________THIS STOCK AND ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of March 4, 1995, effective as of the Effective Date, by and among BRADLEY C. BURGESS and JAMES W. SCHLESING (individually, "Individual Seller" and collectively, "Individual Sellers"), J. ROBERT WHITE, JR. ("New Mexico Seller"), CBS INVESTMENT REALTY OF CALIFORNIA, INC., an Arizona corporation ("Corporate Seller"), KOLL MANAGEMENT SERVICES, INC., a Delaware corporation ("Buyer"), and CBS INVESTMENT REALTY OF NEW MEXICO, INC., an Arizona corporation, and CBS INVESTMENT REALTY, INC., an Arizona corporation (individually, a "Company" and collectively, the "Companies"). A glossary of defined terms used herein is set forth in Article X.

                                R E C I T A L S:
                                - - - - - - - -

          A. Individual Sellers each own five hundred (500) shares of common stock, $1.00 par value, of CBS-Arizona, and ten thousand two hundred sixty-six and one-half (10,266.5) shares of Class A common stock, $1.00 par value, and two thousand (2,000) shares of Class B non-voting common stock, $1.00 par value of CBS-New Mexico, CBS-Arizona owns fifty-eight thousand six hundred sixty-seven (58,667) shares of Class A common stock, $1.00 par value, and eight thousand (8,000) shares of Class B non-voting common stock, $1.00 par value, of CBS-New Mexico, and New Mexico Seller owns eight thousand eight hundred (8,800) shares of Class A common stock, $1.00 par value, of CBS-New Mexico (collectively, the "Stock"), constituting all of the issued and outstanding capital stock of the Companies. The Companies and Corporate Seller currently engage in the business of providing property and facility management services and commercial real estate brokerage services to third parties set forth on Exhibit "A"
                                                        -----------
(collectively, the "Existing Clients" and sometimes separately referred to as an "Existing Client") pursuant to written agreements entered into by each Company or Corporate Seller, as applicable, and each such Existing Client. Such written agreements entered into by Corporate Seller and an Existing Client with respect to property and facility management services set forth on Exhibit "B-1" attached
                                                          -------------
hereto shall hereinafter collectively be referred to as the "Existing Management Agreements" and shall separately be referred to as an "Existing Management Agreement," and such written agreements entered into by Corporate Seller and an Existing Client with respect to commercial real estate brokerage services set forth on Exhibit "B-2" attached hereto shall hereinafter
         -------------
collectively be referred to as the "Existing Brokerage Agreements" and shall separately be referred to as an "Existing Brokerage Agreement."


          B. Buyer desires to purchase from Individual Sellers and New Mexico Seller, and Individual Sellers and New Mexico Seller desire to transfer to Buyer, all of the Stock, and Buyer desires to purchase from Corporate Seller, and Corporate Seller desires to transfer to Buyer, all of the Existing Management Agreements, all of the Existing Brokerage Agreements and certain other assets of Corporate Seller, upon the terms and subject to the conditions set forth in this Agreement.

                               A G R E E M E N T:
                               - - - - - - - - -

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I


PURCHASE AND SALE OF STOCK AND ASSETS
- -------------------------------------

          1.1  Transfer of Stock.  Upon the terms and subject to the conditions
               -----------------
contained herein, Individual Sellers and New Mexico Seller shall sell, transfer and assign to Buyer, and Buyer shall acquire on the Closing Date, the Stock free and clear of all liens and encumbrances.

          1.2  Transfer of Assets.  Upon the terms and subject to the conditions
               ------------------
contained herein, Corporate Seller shall: (a) transfer and convey to Buyer all of the Existing Management Agreements and all of the Existing Brokerage Agreements; (b) assign to Buyer the personal property leases, personal property financing arrangements and real property leases of Corporate Seller set forth on Exhibit "C"; (c) transfer to Buyer the other assets of Corporate Seller set
- -----------
forth on Exhibit "D" which assets include certain tangible personal property
         -----------
heretofore leased by Corporate Seller from affiliated leasing companies; and (d) assign to Buyer all rights to the use of the name "CBS Investment Realty" and any derivatives thereof including, without limitation, all trademarks and servicemarks in connection therewith. The foregoing assets to be transferred to Buyer pursuant to this Agreement shall hereinafter be referred to as the "Assets." Buyer shall acquire on the Closing Date the Assets free and clear of all liens and encumbrances except as otherwise set forth on the Disclosure Schedule attached hereto as Exhibit "K".
                            -----------

          1.3  Consideration.  Upon the terms and subject to the conditions
               -------------
contained herein, as consideration for the purchase of the Stock and the Assets,
Buyer shall pay to Sellers           *          Dollars ($    *     ), as
decreased by the amount that the net earnings of Companies and Corporate Seller for the calendar quarter ending March 31, 1995 (calculated consistently with
the CBS Financial Statements) are less than          *           Dollars
($     *     ), and as adjusted pursuant to Section 1.4 (the "Purchase Price").
The Purchase Price shall be paid by Buyer's delivery to Sellers (a) at the Closing of a promissory note made payable to Bradley C. Burgess, as collection
agent for Sellers, in the amount of            *          Dollars ($    *     ),
as adjusted by the adjustment to Purchase Price for the decrease in net earnings set forth in the preceding sentence, bearing interest at the greater of the rate of interest charged Buyer by Bankers Trust of New York on Buyer's line of credit as adjusted from time to time less one and two-tenths (1.2) percentage points or the lowest applicable federal rate (within the meaning of the Internal Revenue Code of 1986, as amended) for short term debt instruments for the month in which the Closing occurs or the preceding two (2) months, providing for payment of all principal on January 2, 1996 and otherwise in the form and substance of the promissory note attached hereto as Exhibit "F-1" (the "Down Payment Note"), and
                                   -------------
secured by an irrevocable standby letter of credit (the "Letter of Credit-Down Payment Note") issued by Bankers Trust of New York in the form attached hereto as Exhibit "G", and four (4) promissory notes made payable to each of the
   -----------
Sellers in the aggregate amount of           *          Dollars ($     *     ),
with each such note bearing interest at the rate of nine percent (9%) per annum, providing for four (4) equal annual payments of principal and otherwise in the form and substance of the promissory note attached hereto as Exhibit "F-2"
                                                             -------------
(collectively, the "Installment Notes"), and secured by an irrevocable standby letter of credit (collectively, the "Letters of Credit-Installment Notes") issued by Bankers Trust of New York in the form attached hereto as Exhibit "G",
                                                                   -----------
and (b) on the sixtieth (60th) day following the end of each of the four (4) Calculation Years, an annual installment payable to each Seller calculated in accordance with the provisions of Section 1.4 (in the aggregate individually, an "Installment Payment" and collectively, the "Installment Payments"). Buyer shall not be required to see to the application of any payments made pursuant to this Agreement to Bradley C. Burgess as collection agent, and the receipt by Bradley
C. Burgess, as collection agent, shall be full acquittance to Buyer. The cost of the Letter of Credit-Down Payment Note and the cost of the Letters of Credit-Installment Notes shall be borne by Buyer. Seller shall provide Buyer no less than five (5) days prior to the Closing Date with the respective principal balances of each Installment Note due each Seller and the respective percentages of each Installment Payment due each Seller. The Purchase Price (including liabilities assumed) shall be allocated to the Stock and the Assets as the

                                                        * Confidential Treatment
                                                          Requested
parties shall agree following the Closing Date. The parties intend that the allocations be made in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations promulgated thereunder. The parties hereto, each at its own expense, also agree to file appropriate forms with the Internal Revenue Service setting forth the information required to be furnished to the Internal Revenue Service by Section 1060 and the applicable Treasury Regulations thereunder.

          1.4  Adjustments to Purchase Price.
               -----------------------------

          The Installment Payment due on the sixtieth (60th) day following the
end of any relevant Calculation Year shall be equal to         *         percent
(     * %) of the amount that Net Operating Income for such Calculation Year
exceeds            *           ($     *     ) up to          *         Dollars
($     *     ) of Net Operating Income for such Calculation Year plus
       *    percent (    * %) of the amount that Net Operating Income for such
Calculation Year exceeds           *           Dollars ($     *      ).
Notwithstanding the foregoing, in no event shall Installment Payments in the
aggregate exceed             *           Dollars ($     *      ).


               (a) The term "Net Operating Income" for any relevant Calculation Year means the Revenues during such year less:

                    (i)  the Operating Expenses during such year,

                    (ii) a reasonable allocation of Buyer's corporate overhead during such year, consistent with allocations made by Buyer to its
     operating divisions not to exceed an amount equal to           *
     Dollars ($    *     ) reflecting the aggregate corporate overhead of
     Corporate Seller and the Companies for the calendar year ended December 31, 1994, as such maximum allocation may be increased or decreased to reflect variances in business volume as agreed by Sellers and Buyer; and

                    (iii) any Net Operating Loss incurred in a Calculation Year previous to such relevant Calculation Year to the extent same has not been offset in the calculation of Net Operating Income for a Calculation Year previous to such relevant Calculation Year.

                                                        * Confidential Treatment
                                                          Requested

               (b) The term "Net Operating Loss" for any relevant Calculation Year means the amount that the items specified in subsections (i) and (ii) of Section 1.4(a) for such year exceeds the Revenues for such year.

               (c) The term "Revenues" for any relevant Calculation Year means the gross revenues, net of any third party commission or fee paid to non-affiliated entities, of the CBS Division during such year. In furtherance of the foregoing,

                    (i) any gross revenues derived by the Companies or Buyer from property or facilities management agreements or commercial real estate brokerage agreements with respect to buildings located in the States of Arizona and New Mexico shall constitute gross revenues for purposes of calculating Net Operating Income,

                    (ii) any gross revenues derived by the Companies or Buyer from property or facilities management agreements or commercial real estate brokerage agreements with respect to buildings located in the State of Texas shall not constitute gross revenues for purposes of calculating Net Operating Income,

                    (iii) any gross revenues derived by the Companies or Buyer from the Existing Management Agreements and Existing Brokerage Agreements shall constitute gross revenues for purposes of calculating Net Operating Income, and

                    (iv) any gross revenues derived by the Companies or Buyer from property or facilities management agreements (other than Existing Management Agreements) or commercial real estate brokerage agreements (other than Existing Brokerage Agreements) with respect to buildings located in the Counties of Ventura, Los Angeles, Riverside, San Bernardino, Orange and San Diego, California, shall constitute gross revenues for purposes of calculating Net Operating Income provided such property or facilities management assignment or such commercial real estate brokerage assignment was procured by personnel of the CBS Division.

               (d) The term "Operating Expenses" for any relevant Calculation Year means all operating expenses incurred by or on behalf of the CBS Division during such year exclusive of interest of any kind, depreciation, acquisition costs of Buyer incurred in acquiring the Stock and the Assets and costs of transition of putting Buyer in control of the business of Corporate Seller and the Companies, as reasonably determined by Buyer, but including, without limitation,

                    (i)  office expenses,

                    (ii) labor and benefits costs including, without limitation, fees and/or commissions to independent contractors,

                    (iii) real property rent expense for such period,

                    (iv) travel and entertainment expenses,

                    (v) insurance costs, including, without limitation, errors and omissions/professional liability insurance costs and the cost of including the activities of the CBS Division under Buyer's umbrella liability coverage,

                    (vi)   professional fees,

                    (vii)  all taxes (except income taxes),

                    (viii) marketing expenses,

                    (ix) personal property rent expenses payable to third party lessors,

                    (x) computer maintenance and non-capitalizable software costs for all computers including, without limitation, a reasonable allocation of Buyer's maintenance costs for Buyer's AS 400 computer as set forth in the then relevant Operating Budget, and

                    (xi) accounting costs including, without limitation, a reasonable allocation of Buyer's accounting costs consistent with allocations by Buyer to its operating divisions not to exceed an amount equal to Four Hundred Sixty-Three Thousand Seven Hundred Dollars ($463,700) reflecting the aggregate accounting costs of Corporate Seller and the Companies for the calendar year ended December 31, 1994.

               (e) For purposes of the foregoing, Revenues, Operating Expenses, Net Operating Income and Net Operating Loss shall be calculated under the accrual method of accounting and in accordance with generally accepted accounting principles. In the event any Operating Expense in any relevant Calculation Year is less than it would have otherwise been solely because of operational efficiencies arising from Buyer's acquisition of the Stock and the Assets in the reasonable determination of Buyer, then for purposes of calculating Net Operating Income for such Calculation Year, such Operating Expense shall be deemed to be an amount equal to what such expense would have been but for such operational efficiencies.

                (f) Within twenty (20) days following the end of each month during each Calculation Year, Buyer shall prepare and distribute to Sellers a profit and loss statement for the CBS Division for such month and for the applicable Calculation Year to date including budget variances, and a trial balance. Within sixty (60) days following the end of each Calculation Year, Buyer shall prepare and distribute to Sellers an annual report for the CBS Division setting forth the calculation of Net Operating Income or Net Operating Loss, as applicable, for the applicable Calculation Year, certified as true and correct by the Chief Financial Officer of Buyer, in his capacity as an officer of Buyer.

                (g) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right, but not the obligation, at any time within the first one hundred eighty (180) days following the Closing Date, to elect to pay Bradley C. Burgess, as collection agent for Sellers on January 2, 1996,
     an amount equal to          *          Dollars ($    *    ) in full
     satisfaction of Buyer's obligation to pay Installment Payments.

          1.5  Assumption of Liabilities of Corporate Seller.  Upon the terms
               ---------------------------------------------
and subject to the conditions contained herein, at the Closing, Buyer shall assume (a) all obligations and liabilities of Corporate Seller accruing, arising out of, or relating to, events or occurrences happening after the Closing Date
(i) under any Existing Management Agreements, Existing Brokerage Agreements, and the personal property leases, personal property financing arrangements and real property leases set forth on Exhibit "C" attached hereto assigned to Buyer by
                             -----------
Corporate Seller pursuant to the terms of this Agreement, but not including any obligation or liability for any breach of any such contract occurring prior to the Closing Date, and (ii) in respect of any employees of Corporate Seller employed by Buyer on or after the Closing Date with respect to events occurring after the Closing Date, and (b) the trade payables and other liabilities of Corporate Seller set forth on Exhibit "E" attached hereto. Buyer shall not
                              -----------
assume any obligation or liabilities of Corporate Seller not specifically described in this Section 1.5.

          1.6  Covenant Not to Compete.
               -----------------------

               (a) Corporate Seller hereby agrees that it shall not (i) for a period of five (5) years following the Closing Date, engage in the trade or business, directly or indirectly, of providing property or facilities management services or commercial real estate brokerage services in the States of California, Arizona or New Mexico or (ii) for a period of ten
     (10) years following the Closing Date, solicit or contract with any client of Buyer and/or the Companies for the rendering of property or facilities management services and/or commercial real estate brokerage services with respect to any building then currently being managed by Buyer and/or the Companies and/or any building under a sales and/or leasing listing agreement with Buyer and/or the Companies in the States of California, Arizona or New Mexico.

               (b) Each Individual Seller hereby agrees that he shall not, either as an employee (exclusive of employment with Buyer or an Existing Client), employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other individual or representative capacity, (i) for a period of five (5) years following

                                                        * Confidential Treatment
                                                          Requested
     the Closing Date, engage in the trade or business, directly or indirectly, of providing property or facilities management services or commercial real estate brokerage services in the States of California, Arizona or New Mexico, or (ii) for a period of ten (10) years following the Closing Date, solicit or contract with, or acquire, individually or in the aggregate with one or more of the Individual Sellers and/or New Mexico Seller, controlling interest in any entity or organization which solicits or contracts with, any client of Buyer and/or the Companies for the rendering of property or facilities management services and/or commercial real estate brokerage services with respect to any building then currently being managed by Buyer and/or the Companies and/or any building under a sales and/or leasing listing agreement with Buyer and/or the Companies in the States of California, Arizona or New Mexico.

               (c) New Mexico Seller hereby agrees that he shall not, either as an employee (exclusive of employment with Buyer or an Existing Client), employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other individual or representative capacity, for a period of five (5) years following the Closing Date, solicit or contract with, or acquire, individually or in the aggregate, with one or more of the Individual Sellers, controlling interest in any entity or organization which solicits or contracts with, (i) any Existing Client for the rendering of property or facilities management services or commercial real estate brokerage services, or (ii) any client of Buyer and/or the Companies for rendering of property or facilities management services and/or commercial real estate brokerage services with respect to any building then currently being managed by Buyer and/or the Companies and/or any building under a sales and/or leasing listing agreement with Buyer and/or the Companies in the State of New Mexico.

               (d) Notwithstanding the foregoing provisions of this Section 1.6, it is understood that each Seller may provide (i) real estate consulting services to an Existing Client provided such consulting services are not in the nature of property or facilities management services or commercial real estate brokerage services and (ii) property or facilities management services with respect to any building owned by such Seller and/or such Seller's spouse, lineal descendants or lineal ancestors.

               (e) Each Seller agrees not to hire any of the employees of Buyer in connection with the rendition by such Seller of property or facilities management services or commercial real estate brokerage services of the type then currently being rendered by Buyer for a period of one 1 year following any such employee's termination, for any reason, of employment with Buyer, unless otherwise agreed by Buyer and such Seller.

               (f) In the event any of the covenants in this Section 1.6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, or over too great a geographical area, or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

               (g) Each Seller acknowledges that a breach of the covenants contained in this Section 1.6 will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each Seller agrees that if such Seller breaches the covenants contained in this Section
     1.6 in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief as against such Seller, without, in the event of a final judgment, posting a bond or other security.

               (h) The covenants contained in this Section 1.6 shall terminate and be of no further force or effect as to all of the Sellers in the event Buyer is in breach of this Agreement by reason of the failure to pay Sellers any sum due Sellers under this Agreement by the due date thereof where such failure continues for ten (10) days after written notice thereof from Sellers specifying such failure. Failure to pay Sellers any sum otherwise due Sellers under this Agreement by reason of the exercise by Buyer of its offset rights set forth in Section 8.2(a)(3) shall not constitute a breach under this Agreement resulting in a termination of the covenants contained in this Section 1.6. In the event the covenants contained in this Section 1.6 terminate by reason of the provisions of this
     Section 1.6(h), then Buyer hereby agrees that it shall not, for the period commencing with the date of such termination and ending on the tenth (10th) anniversary of the Closing Date, contact, solicit or contract with an Existing Client for the rendering of property or facilities management services or commercial real estate brokerage services.

          1.7  Excluded Assets.  Seller and Buyer acknowledge and agree that the
               ---------------
assets of CBS-Arizona as of the Closing Date shall not include those certain assets listed on a schedule to be provided Sellers by Buyer no later than five
(5) days prior to the Closing Date which schedule will include the America West suite, and Sellers are authorized to distribute such assets to the shareholders of CBS-Arizona prior to the Closing Date.


                                   ARTICLE II

CLOSING
- -------

          2.1  Closing.  The closing of the transactions contemplated herein
               -------
(the "Closing") shall be held at 10:00 a.m. local time on March 31, 1995, or
      -------
such other date as may be mutually agreed upon in writing by Sellers and Buyer (the "Closing Date"), at the offices of Buyer's counsel, Allen, Matkins, Leck,
      -------------
Gamble & Mallory, 18400 Von Karman Avenue, Fourth Floor, Irvine, California
92715.

          2.2  Documents to be Delivered.  To effect the transfer of the Stock
               -------------------------
and the Assets referred to in Sections 1.1 and 1.2 and the delivery of the consideration described in Section 1.3 hereof, Sellers and Buyer shall, on the Closing Date, deliver the following:

               (a) Individual Sellers and New Mexico Seller shall deliver to Buyer certificate(s) evidencing the Stock, free and clear of any liens and encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

               (b) Corporate Seller shall assign to Buyer all of its respective rights and obligations with respect to each Existing Management Agreement and each Existing Brokerage Agreement, to the extent each such Existing Management Agreement and each Existing Brokerage Agreement is assignable without consent of the other party thereto. If any such Existing Management Agreement and/or any such Existing Brokerage Agreement is not assignable without consent of the other party thereto and Corporate Seller does not obtain the consent of the other party to such contract of the proposed assignment to Buyer, then such contract shall only be assigned to Buyer upon the written request of Buyer delivered to Corporate Seller. Corporate Seller shall assign to Buyer all of its respective rights and obligations as lessee or borrower, as applicable, under the personal property leases, personal property financing arrangements and real property leases described on Exhibit "C" attached hereto. Corporate Seller shall
                         -----------
     transfer to Buyer all of the other assets of Corporate Seller listed on Exhibit "D" attached hereto. Corporate Seller shall assign to Buyer all
     -----------
     rights to the use of the name "CBS Investment Realty" and derivatives thereof including, without limitation, all trademarks and servicemarks in connection therewith. Corporate Seller shall deliver to Buyer at the Closing such assignment documentation and conveyancing instruments as shall be reasonably requested by Buyer, in form and substance and in a manner reasonably satisfactory to Buyer and Corporate Seller, to vest in Buyer title in and to the Assets assigned to Buyer in accordance with the provisions of this Agreement.

               (c) Buyer and Sellers shall each deliver all documents required to be delivered by them, respectively, pursuant to Articles VI and VII, respectively.

               (d)  Buyer shall deliver the Down Payment Note to Sellers.

               (e)  Buyer shall deliver the Installment Notes to Sellers.

               (f) Buyer shall cause the Letter of Credit-Down Payment Note to be issued and delivered to Bradley C. Burgess, as collection agent for Sellers.

               (g) Buyer shall cause the Letters of Credit-Installment Notes to be issued and delivered to Sellers.

               (h) All instruments and documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer. All instruments and documents executed and delivered to Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Sellers.

          2.3  Transfer Taxes.  Sellers shall be responsible for any documentary
               --------------
transfer taxes and any sales, use or other taxes, duties, fees and governmental exactions imposed by reason of the transfer of the assets of Corporate Seller provided hereunder and any deficiency, interest or penalty asserted with respect thereto.

          2.4  Prorations.  Except as otherwise set forth below, there shall
               ----------
not be any proration of expenses or income with respect to any of the Assets acquired by Buyer. All revenue accrued prior to the Effective Date with respect to the Assets shall be the property of Corporate Seller and paid by Buyer to Corporate Seller upon its receipt by Buyer and all revenue accrued from and after the Effective Date with respect to the Assets shall be the property of Buyer. All expenses accrued prior to the Effective Date with respect to the Assets shall be the responsibility of Corporate Seller and all expenses accrued from and after the Effective Date with respect to the Assets shall be the responsibility of Buyer.

          2.5  Employment.
               ----------

               (a) The employment of all employees presently employed by Corporate Seller shall be terminated by Corporate Seller as of the Closing Date and related severance payments and accrued vacation and/or sick pay payments due as a result of such termination shall be the responsibility of Corporate Seller. Immediately following the Closing, Buyer shall offer employment to all of the employees of Corporate Seller who are listed on Exhibit "J" attached hereto, and Corporate Seller shall assist Buyer, to
     -----------
     the extent permitted by state and federal law, in hiring such employees. The salaries offered to such employees shall be market competitive as of the Closing Date in the reasonable discretion of Buyer after consultation with Sellers and other employee benefits offered to such employees shall be consistent with employee benefits provided existing employees of Buyer similarly situated as to seniority and title as of the Closing Date.

               (b) Notwithstanding anything in this Agreement to the contrary, Sellers and Buyer acknowledge and agree that Buyer is acquiring the Stock subject to the liabilities or obligations that each Company has or may have under: (1) the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. (S) 2101 et seq.; (2) the Consolidated Omnibus Budget
                        -- ---
     Reconciliation Act ("COBRA"), 29 U.S.C. (S) 1161
     et seq., (including to each Company's employees currently receiving COBRA
     -- ---
     benefits and those who may become eligible for COBRA benefits); and (3) any obligations or liabilities of each Company arising out of such Company's termination of its employees including, but not limited to, actions, claims, liabilities, demands, and the like by each such Company's employees for wrongful termination and/or breach of alleged oral, implied and/or express employment contracts.

               (c) Buyer acknowledges that Sellers are obligated to pay a portion of the Installment Payments to certain employees employed by Corporate Seller and the Companies as of the date of this Agreement.


                                  ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF SELLERS AND THE COMPANIES
- ---------------------------------------

          Sellers (exclusive of New Mexico Seller) and the Companies hereby, jointly and severally, and New Mexico Seller to his actual knowledge, severally, represent and warrant to Buyer, except as set forth on the Disclosure Schedule attached hereto as Exhibit "K", the following:
                   -----------

          3.1  Organization and Qualification.  CBS-Arizona is a corporation
               ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Arizona. CBS-California is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. CBS-New Mexico is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Corporate Seller and each Company has the requisite power and authority to conduct its business as it is now being conducted. Copies of the Articles of Incorporation and the Bylaws of each Company delivered to Buyer are accurate and complete as of the date hereof.

          3.2  Capitalization.  CBS-Arizona has authorized one million
               --------------
(1,000,000) shares of common stock, $1.00 par value, one thousand (1,000) shares of which are validly issued and outstanding, fully paid and nonassessable. CBS-New Mexico has authorized One Million (1,000,000) shares of Class A common stock, $1.00 par value, eighty-eight thousand

(88,000) shares of which are validly issued and outstanding, fully paid and nonassessable, one hundred thousand (100,000) shares of Class B non-voting stock, $1.00 par value, twelve thousand (12,000) shares of which are validly issued and outstanding, fully paid and nonassessable, and one million (1,000,000) shares of Serial Preferred stock, $1.00 par value, none of which is issued and outstanding. No shares of common stock are held in the treasury of either of the Companies. All of the shares of common stock of CBS-Arizona are owned by Individual Sellers. All of the shares of common stock of CBS-New Mexico are owned by CBS-Arizona, Individual Sellers and New Mexico Seller. There are no other shares of capital stock or other equity securities of either of the Companies outstanding, and no other outstanding options, warrants, rights to subscribe (including any preemptive rights), calls or commitments of any character whatsoever to which either of the Companies is a party or may be bound, requiring the issuance or sale of shares of any capital stock or other equity securities of either of the Companies or securities or rights convertible into or exchangeable for such shares or other equity securities, and there are no contracts, commitments, understandings or arrangements by which either of the Companies is or may become bound to issue additional shares of its capital stock or other equity securities or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity securities or securities convertible into or exchangeable for such shares or other equity securities.

          3.3  Ownership of Shares.  CBS-Arizona, Individual Sellers and New
               -------------------
Mexico Seller (a) are the record and beneficial owners of all of the outstanding capital stock of each of the Companies, (b) have good and marketable title to all of the Stock and (c) have the absolute right, power and authority to sell, transfer and deliver the Stock, in each case free and clear of all encumbrances. Except for the Stock, CBS-Arizona, Individual Sellers and New Mexico Seller do not own any, and there are no, additional shares of capital stock of either of the Companies issued and outstanding. There are no options, warrants, rights, calls, commitments or other agreements of any character whatsoever relating to the Stock owned by either Individual Seller or by New Mexico Seller.

          3.4  Title to Assets.  Corporate Seller has good and marketable title
               ---------------
to the Assets (exclusive of Assets for which Corporate Seller cannot hold title such as leased property and except that certain of the Existing Management Agreements and Existing Brokerage Agreements cannot be assigned without the prior written consent of the other party thereto) and has possession thereof and there is no lien or encumbrance against any such Asset except any lien imposed by law in the ordinary course of business for assessments not yet due and payable.

          3.5  Authorization.  Each Seller and each of the Companies have the
               -------------
requisite power and authority to enter into this Agreement, to perform their respective obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Companies and Corporate Seller and the consummation by the Companies and Corporate Seller of the transactions contemplated hereby have been duly approved by the Board of Directors and the shareholders of each of the Companies and Corporate Seller. No other corporate proceedings on the part of the Companies or Corporate Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Companies and each Seller and constitutes a legal, valid and binding obligation of each Company and each Seller, enforceable against each Company and each Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally and, (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

          3.6  No Conflict or Violation.  Neither the execution and delivery of
               ------------------------
this Agreement by the Companies and Sellers nor the consummation of the transactions contemplated hereby, nor compliance by the Companies and Sellers with any of the provisions hereof will (a) violate, conflict with, or result in a breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the properties or assets of either of the Companies or Corporate Seller under, any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws of any of the Companies or Corporate Seller or (ii) any note, bond, mortgage, indenture, deed of trust, security or pledge agreement, partnership agreement, license, lease, franchise, permit, agreement or other instrument or obligation to which any of the Companies or Sellers is a party or to which any of the Companies or Sellers or any of the properties or assets of any of the Companies or Corporate Seller may be subject, (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to any of the Companies or Sellers or any of the properties or assets of any of the Companies or Corporate Seller.

          3.7  Consents and Approvals.  Except for the consent of the other
               ----------------------
parties to the agreements, leases and contracts contained in the Assets to the assignment and transfer thereof from Corporate Seller to Buyer, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is necessary in connection with the execution and delivery of this Agreement by the Companies and Sellers and the consummation by the Companies and Sellers of the transactions contemplated by this Agreement. The foregoing representations and warranties in this Section 3.7 of the Individual Sellers is limited to their respective best knowledge as to notices, filings, consents, etc. required of third parties or governmental and regulatory authority in the States of California, Arizona, New Mexico and Texas, and is limited to their respective actual knowledge as to notices, filings, consents, etc. required of governmental and regulatory authority outside the States of California, Arizona, New Mexico and Texas.

          3.8  Financial Statements.  The balance sheet for each Company and
               --------------------
Corporate Seller as of December 31, 1994, and related statement of operations for the year then ended (the "CBS Financial Statements") attached hereto as Exhibit "L-1" and the balance sheet for each Company and Corporate Seller as of
- -------------
January 31, 1995, and related statement of operations for the month then ended (the "January Financial Statements") attached hereto as Exhibit "L-2" have been
                                                        -------------
prepared in conformity with generally accepted accounting principles consistently applied throughout the period covered thereby. The CBS Financial Statements and the January Financial Statements fairly and accurately present in all material respects the assets, liabilities and financial position of the relevant Company and Corporate Seller as of the date thereof and the results of operations for the periods then ended. There have been no payments to third parties since the date of the CBS Financial Statements except in the ordinary course of business and consistent with the past practice of the relevant Company and Corporate Seller. There have been no distributions or payments to the shareholders of the Companies or Corporate Seller since the date of the CBS Financial Statements except for the full repayment of shareholder loans by CBS-Arizona to Individual Sellers in the aggregate amount of Two Hundred Fifty-Eight Thousand Six Hundred Seventy Five and 88/100 Dollars ($258,675.88). In addition, there has been no material adverse change in the financial condition, working capital, shareholders' equity, assets, liabilities, revenues, income or condition of any of the Companies and Corporate Seller from and after the period covered by the CBS Financial Statements.

          3.9  Books and Records.  The books and records for each of the
               -----------------
Companies and for Corporate Seller to which access was given Buyer prior to the date hereof are the actual books and records of the relevant Company and Corporate Seller and accurately and fairly reflect in all material respects the activities, transactions, revenues and expenses of the relevant Company and Corporate Seller. The preliminary budgets for each of the Companies and for Corporate Seller for the calendar year ending December 31, 1995, attached hereto as Exhibit "M" fairly reflect the projected revenues and expenses of each
   -----------
Company and Corporate Seller for such period, based upon the assumptions used in their preparation, which assumptions Sellers represent were prepared in good faith at the time the projections were prepared. Sellers do not represent or warrant that actual results for the calendar year ending December 31, 1995, will equal or even approximate such projections.

          3.10   Litigation.  There are no pending actions, suits,
                 ----------
investigations or proceedings by, against, involving or relating to any of the Companies or Corporate Seller, at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality in which any material claim has been made or asserted against any of the Companies or Corporate Seller. The foregoing representation and warranty of the Individual Sellers as to investigations is limited to their respective actual knowledge. There is outstanding no garnishment, attachment or writ of execution issued with reference to any of the Companies or Corporate Seller or any of the assets of any of the Companies or Corporate Seller. None of the Companies or Corporate Seller are a party or subject to any judgment, decree or order enjoining it in respect of any business practice or the conduct of business in any area.

          3.11   Compliance with Law.  None of the Companies or Corporate
                 -------------------
Seller have violated or failed to comply in any material respect with any statute, law, ordinance, regulation, rule, decree or order of any federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations. The conduct of the business of each Company and Corporate Seller is in material conformity with all building code, health and environmental requirements except where the aggregate of all such non-conformities would not have a material adverse effect on any such Company or Corporate Seller. The conduct of the business of each Company and Corporate Seller is in material conformity with all energy, public utility, zoning and OSHA requirements and all other foreign, federal, state and local governmental and regulatory requirements except where the aggregate of all such non-conformities would not have a material adverse effect on any such Company or Corporate Seller. The foregoing representations and warranties in this Section 3.11 of the Individual Sellers is limited to their respective best knowledge. None of the Companies and Sellers have received any notice to the effect that any Company or Corporate Seller is not in compliance with, and Sellers and the Companies have no reason to anticipate that any presently existing circumstances are likely to result in the material violation of, any such statute, law, ordinance, regulation, rule, judgment, decree or order except where the aggregate of all such potential violations would not have a material adverse effect on any Company or Corporate Seller.

          3.12   Permits.  Each Company and Corporate Seller has all permits
                 -------
from governmental agencies required to conduct its present business as now being conducted, except such permits the failure of which to obtain would not have a material adverse effect on any such Company or Corporate Seller.

          3.13   Liabilities.  Each Company and Corporate Seller has no
                 -----------
liabilities, obligations or commitments of any nature (whether accrued, absolute, contingent or otherwise and whether matured or unmatured), due or to become due, except (a) liabilities reflected or provided for in the January Financial Statements for each such Company and Corporate Seller and (b) liabilities incurred since the date of such January Financial Statements in the ordinary course of business and consistent with the past practice of the relevant Company or Corporate Seller, as applicable.

          3.14   Labor Matters.  Each Company and Corporate Seller has not
                 -------------
entered into any written employment agreement with any employees. Except as provided by law, the employment of all persons presently employed or retained by each Company and Corporate Seller is terminable at will. Each Company and Corporate Seller is not a party to any collective bargaining agreement, nor is any Company or Corporate Seller subject to any organizing efforts of any labor union, organization, local or subdivision. There are no labor grievances, or investigations, claims or suits concerning employment pending or threatened against any Company or Corporate Seller. The foregoing representation and warranty of the Individual Sellers as to threatened grievances, investigations, claims or suits is limited to their respective best knowledge. Each Company and Corporate Seller has not entered into any agreement, oral or written, with any present or former employee that will result in a commitment or obligation (absolute or contingent) of such Company or Corporate Seller and/or Buyer to make any payment to any present or former employee of such Company or Corporate Seller, as applicable, following his or her termination of employment. Each Company and Corporate Seller does not maintain, participate in or contribute to, has never maintained, participated in or contributed to, or has not announced plans or legally binding commitments to maintain, participate in or contribute to, any qualified or non-qualified pension or profit-sharing plan and/or other form of deferred compensation and/or post-retirement insurance, compensation or benefits which covers or has covered any employees or former employees of such Company or Corporate Seller exclusive of Benefit Arrangements (as defined below).

          3.15   Benefit Arrangements.  Each written plan, arrangement,
                 --------------------
program, agreement or commitment providing for insurance coverage (including any self-insured arrangement), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, and life, health, disability or accident benefits which covers or has covered any employees of either Company or Corporate Seller (collectively, "Benefit Arrangements"), has been maintained in material compliance with its terms and with the requirements described by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement. Set forth on Exhibit "N" is a complete
                                                     -----------
and accurate description of each Benefit Arrangement of each Company and Corporate Seller. True, complete and correct copies of each Benefit Arrangement including written interpretations thereof and written descriptions thereof which have been distributed to the employees or former employees of each Company and Corporate Seller and a complete description of any such Benefit Arrangement which is not in writing, have been delivered to Buyer.

          3.16   Brokers and Finders.  None of the Companies, Sellers or the
                 -------------------
officers, directors, employees or agents of the Companies or Sellers have employed any broker, finder or similar agent or incurred any liability for any brokerage fees, commissions, finder's fees or similar payments in connection with the transactions contemplated by this Agreement.

          3.17   No Other Agreements to Sell.  No Company and no Seller has any
                 ---------------------------
commitment or legal obligation, absolute or contingent, to any person or firm other than Buyer to (a) sell, assign or transfer any material portion of the assets of either Company or Corporate Seller, any assets of either Company or Corporate Seller not in the ordinary course of business or any of the capital stock of either Company or Corporate Seller, (b) effect any merger, consolidation or other reorganization of either Company or Corporate Seller or
(c) enter into an agreement to do any of the foregoing.

          3.18   Material Misstatements or Omissions.  No representation or
                 -----------------------------------
warranty by either Company or any Seller in this Agreement, or in any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished or made available to the Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, including, without limitation, the Disclosure Schedule, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.


                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
- ---------------------------------------
          Buyer hereby represents and warrants to Sellers as follows:

          4.1  Organization of Buyer.  Buyer is duly organized, validly
               ---------------------
existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to conduct its business as it is now being conducted.

          4.2  Authorization.  Buyer has the requisite power and authority to
               -------------
enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly approved by the Board of Directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally and (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

          4.3  Brokerage/Finders Fees.  Neither Buyer nor any of its officers,
               ----------------------
directors, employees or agents have employed any broker, finder or similar agent or incurred any liability for any brokerage fees, commissions, finder's fees or similar payments in connection with the transactions contemplated by this Agreement.

          4.4  No Conflict or Violation.  Neither the execution and delivery of
               ------------------------
this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereby will result in
(a) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Buyer, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party which breach or default would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby or (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby.

          4.5  Financial Statements.  The balance sheet for Buyer as of
               --------------------
September 30, 1994, and related statement of operations, shareholders equity and cash flows for the year then ended (the "Buyer Financial Statements") attached hereto as Exhibit "O" have been prepared in conformity with generally accepted
          -----------
accounting principles consistently applied throughout the period covered thereby. The Buyer Financial Statements fairly and accurately present in all material respects the assets, liabilities and financial position of Buyer as of the date thereof and the results of operations and changes in shareholders' equity and cash flows for the periods then ended. There has been no material adverse change in the financial condition, working capital, shareholders' equity, assets, liabilities, revenues, income or condition of Buyer from and after the period covered by the Financial Statements.


                                   ARTICLE V
                                   ---------

ACTIONS BY SELLERS, THE COMPANIES
AND BUYER PRIOR TO THE CLOSING
- ------------------------------

          During the period from the date hereof through the Closing Date:

          5.1  Maintenance of Business.  Except as set forth in the Disclosure
               -----------------------
Schedule attached hereto as Exhibit "K", the business of Corporate Seller and the Companies shall be conducted only in, and the Companies and Corporate Seller shall not take any action except in, the ordinary course of business and consistent with past practice, and the Companies and Corporate Seller shall use their respective best efforts to maintain and preserve their respective business, assets, prospects, employees, suppliers, customers and other advantageous business relationships.

          5.2  Investigation by Buyer.  Sellers shall allow Buyer during
               ----------------------
regular business hours through Buyer's Representatives, to make such investigation, inspection and duplication, at Buyer's expense, of the business, properties, books and records of each Company and Corporate Seller, and to conduct such examination of the condition of each Company and Corporate Seller, as Buyer deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of Sellers and the Companies hereunder.

          5.3  Notification of Certain Matters.  Each Seller and each Company
               -------------------------------
shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (b) any material failure of any Seller, either Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy same.


                                   ARTICLE VI
                                   ----------

CONDITIONS TO SELLERS' OBLIGATIONS
- ----------------------------------

          The obligation of Sellers to transfer the Stock and Assets to Buyer and to consummate the other transactions contemplated hereby on the Closing Date is subject, in the discretion of Sellers, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          6.1  Representations, Warranties and Covenants.  All representations
               -----------------------------------------
and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to Sellers at the Closing a certificate executed by Buyer, in form and substance and executed in a manner reasonably satisfactory to Sellers, to the foregoing effect.

          6.2  No Governmental Proceeding or Litigation.  No suit, action,
               ----------------------------------------
investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to damage Sellers and/or the Companies if the transactions contemplated hereunder are consummated.

          6.3  Waiver by Sellers.  Sellers may unilaterally waive any of
               -----------------
Sellers' conditions described in this Agreement. Except as otherwise provided in this Agreement, any such waiver shall be effective only if the same is (a) in writing, (b) signed by all of the Sellers, and (c) delivered to Buyer on or before the date such condition is to be satisfied.


                                  ARTICLE VII
                                  -----------

CONDITIONS TO BUYER'S OBLIGATIONS
- ---------------------------------

          The obligation of Buyer to purchase the Stock and the Assets and to consummate the other transactions contemplated hereby is subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          7.1  Representations, Warranties and Covenants.  All representations
               -----------------------------------------
and warranties of Sellers and the Companies contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Sellers and the Companies shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date. There shall be delivered to Buyer at the Closing a certificate executed by Sellers and the Companies, in form and substance and executed in a manner reasonably satisfactory to Buyer, to the foregoing effect.

          7.2  No Governmental Proceeding or Litigation.  No suit, action,
               ----------------------------------------
investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to damage Buyer if the transactions contemplated hereunder are consummated.

          7.3  Waiver by Buyer.  Buyer may unilaterally waive any of Buyer's
               ---------------
conditions described in this Agreement. Except as otherwise provided in this Agreement, any such waiver shall be effective only if the same is (a) in writing, (b) signed by Buyer, and (c) delivered to Sellers on or before the date such condition is to be satisfied.


                                  ARTICLE VIII
                                  ------------

INDEMNIFICATION
- ---------------

          8.1  Survival of Representations, Etc.  All statements contained in
               --------------------------------
the Disclosure Schedule or in the certificates delivered at Closing pursuant to Sections 6.1 and 7.1 shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of each of the Companies, Sellers and Buyer contained herein shall survive the Closing Date for a period of four (4) years regardless of any investigation made by any of the parties hereto.

          8.2  Indemnification.
               ---------------

               (a)  By Sellers and the Companies.

                    (1)  Indemnification.  Each Company and each Seller
                         ---------------
          (exclusive Seller) hereby agrees, jointly and severally, to indemnify, defend (subject to the provisions of Section 8.2(d)) and hold harmless Buyer and its Representatives from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Damages") in excess of Ten Thousand Dollars ($10,000) in the aggregate, incurred in connection with, arising out of, resulting from or incident to (i) any and all obligations of the Companies under that certain tenant lease for office space located at 12801 North Central Expressway, Dallas, Texas provided the furniture, fixtures and equipment located at such office space were included on the schedule of excluded assets delivered by Buyer to Sellers pursuant to Section 1.7, (ii) any breach of any covenant or warranty, or the inaccuracy of any representation, made by any Seller (exclusive of any covenants or warranties by New Mexico Seller in Section 1.6) and/or either Company in or pursuant to this Agreement, and/or (iii) any claim by any third party brought against Buyer prior to the fourth (4th) anniversary of the Closing Date arising from the actions or inactions of any Seller or the operation of the business of either Company (exclusive of CBS-Arizona's business operations in Texas) or Corporate Seller prior to the Closing. New Mexico Seller hereby agrees, severally, to indemnify, defend (subject to the provisions of Section 8.2(d)) and hold harmless Buyer and its Representatives from and against any and all Damages in excess of Ten Thousand Dollars ($10,000) in the aggregate incurred in connection with, arising out of, resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by New Mexico Seller in or pursuant to this Agreement.

                    (2)  Individual Seller and New Mexico Seller Limitations.
                         ---------------------------------------------------
          The liability of New Mexico Seller and each Individual Seller incurred in connection with the indemnification obligations of such Seller (including, without limitation, any liability as a shareholder of a Company or Corporate Seller) set forth above in this Section 8.2(a) shall not in any event exceed an amount equal to the amounts received by Sellers under this Agreement and the Down Payment Note multiplied by such Seller's Limitation Percentage plus amounts received by such Seller from the Installment Note payable to such Seller.

                    (3)  Right of Offset.  Buyer shall have the right to offset
                         ---------------
          any amounts due any Seller under this Agreement, the Installment Notes and/or any other agreement to which any Seller and Buyer are parties (exclusive of the Down Payment Note) in satisfaction of the indemnification obligations set forth above in this Section 8.2(a) following ten (10) days prior written notice to such Seller of Buyer's intended exercise of such offset rights, except that with respect to the indemnification obligations of New Mexico Seller, Buyer shall only have a right to offset amounts due New Mexico Seller under this Agreement (exclusive of the Down Payment Note) and/or the Installment Note payable to New Mexico Seller. Notwithstanding the foregoing, if there is a final, non-appealable determination by a court of competent jurisdiction that Buyer improperly offset any amounts that were otherwise payable to any Seller, then, without limitation to any rights or remedies available to such Seller, Buyer shall be obligated to pay to such Seller such improperly withheld amounts, together with interest thereon computed at the Wells Fargo Bank reference (prime) rate of interest (adjusted concurrently with any adjustments to such interest rate) accrued from and after the date any such amounts were improperly withheld.

               (b)  By Buyer.  Buyer shall indemnify, defend (subject to the
                    --------
     provisions of Section 8.2(d)) and hold harmless each Seller and each Seller's Representatives from and against any and all Damages in excess of Ten Thousand Dollars ($10,000) in the aggregate incurred in connection with, arising out of, resulting from or incident to (i) any and all liability of any such Seller under any guarantee of any liability of a Company, which guarantee is listed on Exhibit "H" attached hereto, (ii) any breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement, and/or
     (iii) any claim by any third party brought against any Seller arising from the actions or inactions of Buyer or the operation of Buyer's business on or after the Closing Date.

               (c)  Damages.  The term "Damages" as used in this Section 8.2 is
                    -------
     not limited to matters asserted by third parties against the indemnified party but includes Damages incurred or sustained by the indemnified party in the absence of third party claims. Payment by the indemnified party of amounts for which the indemnified party is entitled to be indemnified hereunder shall not be a condition precedent to the right of the indemnified party to enforce its indemnity rights hereunder.

               (d)  Notification Requirement.  If any party ("Indemnitee")
                    ------------------------
     hereto desires to make a claim against any other party ("Indemnitor") pursuant to the provisions of this Article VIII, then Indemnitee shall immediately notify Indemnitor of the claim, demand, action or right of action which is the basis of such claim and the provision or provisions of this Agreement alleged to have been breached or to be inaccurate, and shall give the Indemnitor a reasonable opportunity to participate in the defense thereof. Indemnitee shall provide Indemnitor with all information available to it regarding such claim, demand, action or right of action (whether or not it involves a third party). In addition, with respect to any claim brought by a third party against an Indemnitee, each such Indemnitor shall have the right to approve the counsel selected by Indemnitee, which approval shall not be unreasonably withheld or delayed. All settlements of third party claims proposed by an Indemnitee shall be subject to the approval of Indemnitor, which approval shall not be unreasonably withheld or delayed.

               (e)  Exclusive Remedy.  With respect to matters covered by
                    ----------------
     Sections 8.2(a) (exclusive of any rights or remedies available to a Seller for any improper exercise by Buyer of its offset rights set forth in
     Section 8.2(a)(3)) and 8.2(b) hereof, the exclusive remedy available to the parties hereto shall be indemnification under this Article VIII subject to the limitations and requirements contained in this Article VIII.


                                   ARTICLE IX

MISCELLANEOUS
- -------------

          9.1  Termination.  This Agreement may be terminated and the
               -----------
transactions contemplated hereby abandoned by the mutual written consent of each of the parties hereto or by Sellers or Buyer if the conditions to such party's obligations set forth in Articles VI and VII, respectively, have not been satisfied on or before March 31, 1995 (unless waived by the party entitled to the benefit thereof), without liability of any party hereto; provided, however, that no party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) willful failure of such party to have performed its obligations hereunder, or (b) any knowing misrepresentation made by such party of any matter set forth herein. This Agreement shall terminate automatically if the Closing Date has not occurred on or prior to May 31, 1995. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the transactions contemplated hereby.

          9.2  Assignment.  Neither this Agreement, nor any of the rights or
               ----------
obligations hereunder, may be assigned by any Seller without the prior written consent of Buyer, nor by Buyer without the prior written consent of Sellers. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their, respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

          9.3  Notices.  Unless otherwise provided herein, any notice, request,
               -------
instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by commercial courier, telegraph, telex or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to Individual Sellers or                 Bradley C. Burgess
Corporate Seller:                           4707 East Roadrunner Place
                                            Paradise Valley, Arizona  85253
                                            Telephone No.:  (602) 922-3522

                                            James W. Schlesing
                                            5801 East Exeter Boulevard
                                            Phoenix, Arizona  85018
                                            Telephone No.: (602) 994-3112

With a copy to:                             O'Connor, Cavanagh, Anderson,
                                            Westover, Killingsworth & Beshears
                                            One East Camelback Road
                                            Suite 1100
                                            Phoenix, Arizona  85012-1656
                                            Attention:  Karen L. Liepmann, Esq.
                                            Telephone No.:  (602) 263-2400
                                            Facsimile No.:  (602) 263-2900

If to New Mexico Seller:                    J. Robert White, Jr.
                                            1605 Kit Carson Avenue SW
                                            Albuquerque, New Mexico  87104
                                            Telephone No.:  (505) 766-9817

With a copy to:                             O'Connor, Cavanagh, Anderson,
                                            Westover, Killingsworth & Beshears
                                            One East Camelback Road
                                            Suite 1100
                                            Phoenix, Arizona  85012-1656
                                            Attention:  Karen L. Liepmann, Esq.
                                            Telephone No.:  (602) 263-2400
                                            Facsimile No.:  (602) 263-2900

If to Buyer:                                Koll Management Services, Inc.
                                            4343 Von Karman Avenue
                                            Newport Beach, California  92660
                                            Attn:  President
                                            Telephone No.:  (714) 833-3030
                                            Facsimile No.:  (714) 833-8635

With a copy to:                             Allen, Matkins, Leck, Gamble &
                                            Mallory
                                            18400 Von Karman Avenue
                                            4th Floor
                                            Irvine, California  92715
                                            Attn:  Thomas C. Foster, Esq.
                                            Telephone No.:  (714) 553-1313
                                            Facsimile No.:  (714) 553-8354


Any such notice or other communication shall be deemed received and effective upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if delivered by commercial carrier, one (1) day following the receipt of such communication by such carrier from the sender, as shown on the sender's delivery invoice from such carrier;
(c) if mailed, forty-eight (48) hours after the date of posting by the United States Post Office as shown by the sender's registry or certification receipt, as the case may be; (d) if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; or (e) if given by telex or telecopy, when sent. Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this Section 9.3. Any notice or other communication sent by cable, telex, or telecopy must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing. Notice of change of address shall be given by written notice in the manner detailed in this Section
9.3. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice or other communication sent.

          9.4  Choice of Law.  This Agreement shall be construed, interpreted
               -------------
and the rights of the parties determined in accordance with the laws of the State of California.

          9.5  Entire Agreement; Amendments and Waivers.  This Agreement,
               ----------------------------------------
together with all Exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          9.6  Counterparts.  This Agreement may be executed in one (1) or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

          9.7  Invalidity.  In the event that any one (1) or more of the
               ----------
provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          9.8  Headings.  The headings of the Articles and Sections herein are
               --------
inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          9.9  Further Assurances.  On and after the Closing Date, Sellers, the
               ------------------
Companies, and Buyer shall take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting Buyer in possession and operating control of the business of the Companies and in possession of the Assets.

          9.10 Expenses.  Sellers and Buyer shall each be liable for their own
               --------
costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement. Sellers shall be liable for the costs and expenses of the Companies incurred in connection with the negotiation, preparation, execution and consummation of this Agreement.

          9.11 Attorneys Fees.  The parties agree that if it be determined by
               --------------
any court that any party has failed to perform its obligations herein, then the prevailing party or parties shall be entitled to recover reasonable attorney fees, court costs and other reasonable expenses incurred in the enforcement of the rights and obligations set forth in this Agreement or any claim for damages based on any breach of this Agreement.

          9.12 Publicity.  Neither the Companies, Sellers, nor Buyer shall
               ---------
issue any press release or make any public statement regarding the transactions contemplated hereby (including, but not limited to, any press release or public statement announcing the execution of this Agreement, the termination of this Agreement or the consummation of the transactions contemplated hereby), without the prior approval of the other parties hereto. The parties hereto shall issue a mutually acceptable press release as soon as practicable after the Closing Date announcing the consummation of the transactions contemplated hereby.

          9.13 Confidential Information.  The parties acknowledge that the
               ------------------------
transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors, affiliates and Representatives, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 9.12. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other parties. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to advisors, consultants, affiliates and Representatives in connection with the transactions contemplated hereby. Employees of the Companies and employees of Corporate Seller shall be notified of the fact of the subject transaction in a joint communication from Sellers and Buyer mutually approved by Sellers and Buyer. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and shall use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

          9.14 Post-Closing Covenants.
               ----------------------

               (a) For a period of one hundred and eighty (180) days following the Closing Date, each Seller hereby agrees to exercise such Seller's best efforts, at such Seller's cost and expense provided such cost and expense is reasonable, to obtain (a) consent from the applicable Existing Clients of Corporate Seller to the assignment of the Existing Management Agreements and the Existing Brokerage Agreements from Corporate Seller to Buyer and
     (b) acknowledgment of the transfer of the Stock and agreement to continue the engagement of the Companies with respect to the CBS Agreements listed on Exhibit "B-3" attached hereto from the applicable Existing Clients of the Companies, as soon as is possible following the Closing Date.

               (b) Buyer hereby agrees to exercise Buyer's reasonable, diligent and good faith efforts to obtain written releases of Individual Seller from the guarantees of the liabilities of the Companies set forth on Exhibit "H" attached hereto, which efforts shall include the pledging of assets of the Companies as security for such liabilities but which shall not include Buyer's incurring any recourse liability with respect to such liabilities.

               (c) Within thirty (30) days following the Closing Date, Buyer shall cause Companies to pay to each Individual Seller, as compensation for past services, an amount equal to fifty percent (50%) of the amount that the net earnings of Companies and Corporate Seller for the calendar quarter ending March 31, 1995 (calculated consistently with the CBS Financial Statements) exceeds One Hundred Fifty Thousand Dollars ($150,000).

               (d) For a period of thirty-six (36) months following the Closing Date, Buyer shall include Sellers in its errors and omissions/professional liability insurance coverage with maximum aggregate coverage of One Million Dollars ($1,000,000) for prior acts over the preceding thirty-six (36) month period at Sellers' expense.

          9.15   Access to Records; Cooperation.  Each of the parties hereto
                 ------------------------------
shall make their respective books and records (including work papers, corporate records, employee records and tax records in their possession or in the possession of their respective accountants but only to the extent such books and records relate to the subject matter of this Agreement) available for reasonable business purposes at all reasonable times during normal business hours for the five (5) year period following the Closing Date. As used in this paragraph, the right of inspection includes the right to make extracts or copies. The Representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. Without limitation, a reasonable business purpose shall be the review of records in order to investigate, satisfy or mitigate any potentially indemnifiable claims, acts or omissions. In addition to the foregoing, each party hereto agrees that it shall cooperate with the others to the extent reasonably necessary or appropriate to assist the others in investigating, satisfying or mitigating any potentially indemnifiable acts, actions or omissions.

          9.16   Advisory Board.  From and after the Closing Date until the
                 --------------
first to occur of satisfaction in full of the Installment Payments (including satisfaction pursuant to Section 1.4(g)) or the expiration of the last Calculation Year, the oversight for management of the CBS Division as such management relates to Net Operating Income shall be rendered by an advisory board (the "Advisory Board") composed of four (4) members, with Individual Sellers being entitled to select two (2) members and Buyer being entitled to select two (2) members. Individual Sellers hereby designate Bradley C. Burgess and James W. Schlesing as Individual Sellers' initial members of the Advisory Board, and Buyer hereby designates D. Glen Raiger and Gary Nielsen as Buyer's initial members of the Advisory Board. Individual Sellers unanimously, on the one hand, and Buyer, on the other hand, from time to time may change one or more of such party's designated members of the Advisory Board without the consent of any other party by giving written notice thereof to all parties. Although there shall be no regularly scheduled meetings of the Advisory Board, meetings of the Advisory Board may be called by any member thereof by giving at least fourteen
(14) days' prior written notice to the other members of the Advisory Board. The date, time and place of any such meeting shall be established by the member calling said meeting. Attendance at meetings of the Advisory Board may be satisfied telephonically.

          Within thirty (30) days following the execution of this Agreement, Buyer shall prepare for the review and approval of the Advisory Board, an operating budget (the "Operating Budget") for the CBS Division for the first Calculation Year. On or before January 31 of 1996, 1997 and 1998, Buyer shall prepare, or cause to be prepared, for the review and approval of the Advisory Board a proposed Operating Budget for the next ensuing Calculation Year. Each Operating Budget shall contain a detailed description of all projected expenditures for operating expenses and all projected revenues. Within sixty
(60) days after Closing Date and on or before March 2, 1996, 1997 and 1998, the applicable proposed Operating Budget must be approved by a majority of all four
(4) members of the Advisory Board.. Buyer shall have the authority to cause the CBS Division to incur actual expenditures for any item set forth in, and with respect to the period covered by, an approved Operating Budget. In addition, Buyer shall have the authority to cause the CBS Division without the further consent of the Advisory Board to incur expenditures in excess of the various line item amounts set forth for such expenditures in the approved Operating Budget, provided for purposes of calculating Net Operating Income actual expenditures incurred for such line item in excess of one hundred five percent (105%) of the total estimated expenditures for such line item set forth in, and with respect to the period covered by, such approved Operating Budget shall not be considered a Operating Expense for purposes of calculating Net Operating Income. The Operating Budget then in effect may be reviewed, updated and submitted by Buyer to the Advisory Board, for review and approval, from time to time as reasonably deemed necessary by Buyer. Companies and/or Buyer shall not be entitled to terminate the employment of Steve Corney, John Wyss, Steve Wilmore or New Mexico Seller with Companies and/or Buyer without the consent of both of Sellers' members of the Advisory Board.

          9.17   Miscellaneous.  Each of the Exhibits attached hereto is
                 -------------
incorporated herein by reference and expressly made a part of this Agreement for all purposes. References to any Exhibit made in this Agreement shall be deemed to include this reference and incorporation. Where the context so requires, the use of the neuter gender shall include the masculine and feminine genders, the masculine gender shall include the feminine and neuter genders, and the singular number shall include the plural and vice versa. Time is of the essence of this Agreement. There are no third party beneficiaries to this Agreement. Each party hereto acknowledges that (i) each party hereto is of equal bargaining strength;
(ii) each such party has actively participated in the drafting, preparation, and negotiation of this

Agreement; and (iii) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, any portion hereof, any amendments hereto, or any Exhibits attached hereto.


                                   ARTICLE X

DEFINITIONS
- -----------

          10.1  The term Advisory Board is defined in Section 9.16.

          10.2 The term "Affiliate" means any person or entity which, directly or indirectly, through one (1) or more intermediaries, controls or is controlled by or is under common control with another person or entity. The term "control" as used herein (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to vote fifty percent (50%) or more of the outstanding voting securities of such person or entity.

          10.3  The term "Agreement" means this Stock and Asset Purchase
Agreement.

          10.4  The term "Assets" is defined in Section 1.2.

          10.5  The term "Benefit Arrangements" is defined in Section 3.15.

          10.6 The term "Buyer" means Koll Management Services, Inc., a Delaware corporation.

          10.7  The term "Buyer Financial Statements" is defined in Section 4.5.

          10.8 The term "Calculation Year" means the twelve (12) month period commencing on the first day of the month next following the Closing Date and each of the next three (3) twelve (12) month periods thereafter.

          10.9 The term "CBS Agreements" means the Existing Management Agreements, the Existing Brokerage Agreements and those certain property and facilities management agreements and those certain commercial real estate brokerage agreements by and between each Company and third party clients set forth on Exhibit "B-3".

          10.10 The term "CBS-Arizona" means CBS Investment Realty, Inc., an Arizona corporation.

          10.11 The term "CBS-California" means CBS Investment Realty of California, Inc., an Arizona corporation.

          10.12 The term "CBS-New Mexico" means CBS Investment Realty of New Mexico, Inc., an Arizona corporation.

          10.13 The term "CBS Division" means a separate division of Buyer for purposes of calculating Net Operating Income consisting of the business operations of the Companies exclusive of the business operations located in all parts of Texas except El Paso, Texas, the business operations acquired by Buyer from Corporate Seller and any other business operation of Buyer in the States of Arizona and New Mexico.

          10.14  The term "CBS Financial Statements" is defined in Section 3.8.

          10.15  The term "Closing" is defined in Section 2.1.

          10.16  The term "Closing Date" is defined in Section 2.1.

          10.17 The term "Companies" means CBS Investment Realty of New Mexico, Inc., an Arizona corporation, and CBS Investment Realty, Inc., an Arizona corporation, collectively; the term "Company" means either one of the Companies.

          10.18 The term "Corporate Seller" means CBS Investment Realty of California, Inc., an Arizona corporation.

          10.19  The term "Damages" is defined in Section 8.2(c).

          10.20  The term "Down Payment Note" is defined in Section 1.3.

          10.21  The term "Effective Date" means January 1, 1995.

          10.22 The terms "Existing Client" and "Existing Clients" are defined in Recital A.

          10.23 The terms "Existing Brokerage Agreement" and "Existing Brokerage Agreements" are defined in Recital A.

          10.24 The terms "Existing Management Agreement" and "Existing Management Agreements" are defined in Recital A.

          10.25 The term "Individual Sellers" means Bradley C. Burgess and James W. Schlesing, collectively; the term "Individual Seller" means either one of the Individual Sellers.

          10.26  The term "Installment Notes" is defined in Section 1.3.

          10.27 The terms "Installment Payment" and "Installment Payments" are defined in Section 1.3.

          10.28  The term "January Financial Statements" is defined in Section
3.8.

          10.29  The term "Letter of Credit-Down Payment Note" is defined in
Section 1.3.

          10.30  The term "Letters of Credit-Installment Notes" is defined in
Section 1.3.

          10.31 The term "Limitation Percentage" means forty-nine and 656/1000 percent (49.656%) with respect to Bradley C. Burgess, forty-nine and 656/1000 percent (49.656%) with respect to James W. Schlesing and zero and 688/1000 percent (.688%) with respect to J. Robert White, Jr.

          10.32  The term "Net Operating Income" is defined in Section 1.4(a).

          10.33  The term "Net Operating Loss" is defined in Section 1.4(b).

          10.34  The term "New Mexico Seller" means J. Robert White, Jr.

          10.35  The term "Operating Budget" is defined in Section 9.16.

          10.36  The term "Operating Expenses" is defined in Section 1.4(d).

          10.37  The term "Purchase Price" is defined in Section 1.3.

          10.38 The term "Representative" means any officer, director, principal, attorney, accountant, agent, employee or other representative.

          10.39  The term "Revenues" is defined in Section 1.4(c).

          10.40 The term "Sellers" means the Corporate Seller, the Individual Sellers, and New Mexico Seller, collectively; the term "Seller" means any one of the Sellers.

          10.41  The term "Stock" is defined in Recital A.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.


"Individual Sellers"
                                        BRADLEY C. BURGESS


                                        JAMES W. SCHLESING


"New Mexico Seller"
                                        J. ROBERT WHITE, JR.



"Corporate Seller"                      CBS INVESTMENT REALTY OF
                                        CALIFORNIA, INC., an Arizona corporation



                                        By:
                                           Name:
                                           Title:

"Buyer"                                 KOLL MANAGEMENT SERVICES,
                                        INC., a Delaware corporation

                                        By:
                                           D. Glen Raiger
                                           Executive Vice-President



"Companies"                             CBS INVESTMENT REALTY, INC., an
                                        Arizona corporation

                                        By:
                                           Name:
                                           Title:



                                        CBS INVESTMENT REALTY OF NEW
                                        MEXICO, INC., an Arizona corporation


                                        By:
                                           Name:
                                           Title: